EXHIBIT 99.1

                    PRESS RELEASE OF ORITANI FINANCIAL CORP.

FOR IMMEDIATE RELEASE
August 1, 2007
For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

                             ORITANI FINANCIAL CORP.
                     ANNOUNCES QUARTERLY AND ANNUAL RESULTS

Township of Washington, N.J., August 1, 2007 - Oritani Financial Corp. (the "Company"), the holding company for Oritani Savings Bank (the "Bank") reported net income of $7.7 million or $0.20 per share, for the three months ended June 30, 2007, as compared to net income of $2.4 million for the corresponding 2006 period. The Company also reported net income of $11.0 million for the twelve months ended June 30, 2007, as compared to net income of $8.5 million for the corresponding 2006 period.

There were several non-recurring items that affected the Company's results of operations for the three- and twelve-month periods ended June 30, 2007. The primary item affecting both of these periods pertained to the reversal of a previously established deferred tax asset valuation allowance. As of June 30, 2007, the Company decided to liquidate one of its subsidiaries. The liquidation of this subsidiary will result in an increase in future New Jersey State taxable income at its Bank subsidiary. The Company had previously established a valuation allowance for New Jersey net operating loss carryforwards incurred at its Bank subsidiary. Due to the expected utilization of the loss carryforwards in the foreseeable future the related valuation allowance of $3.1 million was reversed.

The results for the twelve month period ended June 30, 2007 were impacted by additional non-recurring items. The first such item was the reinvestment of the proceeds related to the subscription stock offering, including oversubscriptions. Such funds were invested in short term investments and the difference between the interest earned and the interest paid positively impacted earnings. The second item was the recognition of a pre-tax gain of $514,000 regarding the previous transfer of the Company's former headquarters in Hackensack, NJ. Lastly, earnings were negatively impacted due to a $9.1 million pre-tax charitable contribution to the OritaniSavingsBank Charitable Foundation. This contribution occurred in conjunction with the Company's initial public offering and was detailed in the Company's prospectus.

The Company's initial public offering closed on January 23, 2007 and the newly issued shares of common stock commenced trading on the Nasdaq Global Market under the symbol "ORIT" on January 24, 2007. Accordingly, the earnings per share calculations are only presented for the three month period ended June 30, 2007. Common stock was sold in the subscription offering at $10.00 per share. The share price closed at $14.29 on June 30, 2007 and at $13.25 on July 31, 2007.

"While the stock market has been reassessing its valuation of the banking sector, Oritani has focused on variables we can control. We have continued to concentrate on our core competencies, and that is evident in our core results." said Kevin J. Lynch, the Company's Chairman, President and CEO. "Although the competition for loans has been ever-increasing, we were able to achieve loan portfolio growth of $36.2 million for the quarter and $115.5 million for the year." Mr. Lynch also commented on the quality of the Company's loan portfolio. "We achieved this growth without sacrificing quality. We do not underwrite or hold any sub-prime loans and our delinquencies remain well below peer levels."

Comparison of Operating Results

Interest Income

Total interest income increased by $3.3 million, or 24.9%, to $16.5 million for the three months ended June 30, 2007, from $13.2 million for the three months ended June 30, 2006. The largest increase was in interest on mortgage loans. The Company continued its strategic plan of redeploying the majority of cash flows from investments into mortgage loans. Interest on mortgage loans increased by $2.0 million, or 20.3%, to $11.9 million for the three months ended June 30, 2007, from $9.9 million for the three months ended June 30, 2006. Interest on federal funds sold and short term investments increased to $1.6 million for the three months ended June 30, 2007, from $10,000 for the three months ended June 30, 2006. The increase is related to an increase in the average balance of fed funds sold and short term investments as well as higher returns. The increase in the average balance of fed funds sold and short term investments is primarily attributable to proceeds from the stock offering. The Company has maintained relatively high balances in liquid investments as the available returns on longer lived assets have, thus far, been deemed insufficient to justify significant investment. Interest on the investment related captions of securities held to maturity ("HTM"), securities available for sale ("AFS"), mortgage-backed securities ("MBS") HTM and MBS AFS decreased by $313,000, or 9.4%, to $3.0 million for the three months ended June 30, 2007, from $3.3 million for the three months ended June 30, 2006.

For the twelve months ended June 30, 2007, total interest income increased by $12.1 million, or 23.5%, to $63.3 million, from $51.3 million for the twelve months ended June 30, 2006. The largest increase was in interest on mortgage loans while interest on most investment related categories decreased. Interest on mortgage loans increased by $8.1 million, or 22.3%, to $44.3 million for the twelve months ended June 30, 2007, from $36.2 million for the twelve months ended June 30, 2006. Interest on the captions of securities HTM, securities AFS, MBS HTM and MBS AFS decreased by $2.8 million, or 18.5%, to $12.2 million for the twelve months ended June 30, 2007, from $15.0 million for the twelve months ended June 30, 2006. Interest on federal funds sold and short term investments increased to $6.8 million for the twelve months ended June 30, 2007, from $82,000 for the twelve months ended June 30, 2006. As described above, the average asset balances in federal funds sold and short term investments were higher due to stock offering proceeds (including oversubscriptions), and the returns were positively impacted by higher fed fund rates in the 2007 period.

Interest Expense

Interest expense continues to be affected by the current interest rate environment. Short term rates have increased, and the Bank has increased rates on deposit products in order to minimize outflows and attract new deposit accounts. Borrowings have increased in order to offset the decrease in deposit growth. Total interest expense increased by $2.1 million, or 33.3%, to $8.5 million for the three months ended June 30, 2007, from $6.4 million for the three months ended June 30, 2006. Interest expense on deposits increased by $1.5 million, or 32.3%, to $6.2 million for the three months ended June 30, 2007, from $4.7 million for the three months ended June 30, 2006. Interest expense on borrowings was affected by the higher interest rate environment as well as an increase in the average balance. Interest expense on borrowings increased by $610,000, or 35.9%, to $2.3 million for the three months ended June 30, 2007, from $1.7 million for the three months ended June 30, 2006.

The same factors described for the three month period also affected the results for interest expense during the twelve month period. Total interest expense increased by $9.3 million, or 39.6%, to $32.8 million for the twelve months ended June 30, 2007, from $23.5 million for the twelve months ended June 30, 2006. Interest expense on deposits and stock subscription proceeds increased by $7.2 million, or 43.7%, to $23.7 million for the twelve months ended June 30, 2007, from $16.5 million for the twelve months ended June 30, 2006. The 2007 results for this caption include $517,000 of interest paid on stock subscription proceeds. Interest expense on borrowings increased by $2.1 million, or 29.9%, to $9.1 million for the twelve months ended June 30, 2007, from $7.0 million for the twelve months ended June 30, 2006.

Net Interest Income

Net interest income was negatively impacted by the current interest rate environment. Typically, the Company's interest income is influenced by longer term interest rates while the Company's interest expense is influenced by shorter term interest rates. The interest rate yield curve has remained inverted, meaning that short term market interest rates have been higher than long term rates. This unusual situation has persisted and negatively impacted the Company's ability to maximize the spread between its interest-earning assets and interest-bearing liabilities, which ultimately impacts profitability. Although the inverted yield curve has been recently somewhat mitigated, short term rates continue to be higher than long term rates. The Company has offset some of the effect of the inverted yield curve by redeploying the cash flows from its investment security and MBS portfolios into higher yielding loans. The effect of the inverted yield curve has been further negated due to the Company's ability to redeploy the funds from the subscription and stock offering into short term investments and realize a positive spread as compared to the interest expense paid on these funds. The proceeds from the stock offering, in particular, positively impact the Company's net interest income as these proceeds do not generate a related interest expense. Because of the inverted yield curve, the Company has maintained relatively high balances in short term liquid assets. The returns on such assets have been only slightly less than the available returns on longer term assets, with significantly less interest rate risk. Longer term rates have increased at various times over the past four months and the Company has used those periods as opportunities to deploy limited funds in longer term investments. Net interest income increased by $1.2 million, or 17.2%, to $8.0 million for the three months ended June 30, 2007, from $6.8 million for the three months ended June 30, 2006. Net interest income increased by $2.8 million, or 10.0%, to $30.5 million for the twelve months ended June 30, 2007, from $27.8 million for the twelve months ended June 30, 2006.

Provision for Loan Losses

The Company recorded provisions for loan losses of $435,000 for the three months ended June 30, 2007 as compared to $307,000 for the three months ended June 30, 2006. There were no recoveries or charge-offs in either period and delinquencies were minimal. The Company's allowance for loan losses is analyzed quarterly and many factors are considered, including comparison to peer reserve levels. The primary reason for the provisions was loan growth during the three month periods. Loans, net increased $36.2 million during the three months ended June 30, 2007 and $20.0 million during the three months ended June 30, 2006. The Company recorded provisions for loan losses of $1.2 million for the twelve months ended June 30, 2007 as compared to $1.5 million for the twelve months ended June 30, 2006. There were no recoveries or charge-offs in either period and delinquencies were minimal. The primary reason for the provisions in the twelve month period was, again, loan growth. Loans, net increased $115.5 million during the twelve months ended June 30, 2007 and $149.5 million during the twelve months ended June 30, 2006.

Other Income

Other income decreased by $510,000, or 27.5%, to $1.3 million for the three months ended June 30, 2007, from $1.9 million for the three months ended June 30, 2006. The primary reason for the decrease was a $799,000 gain recognized in the 2006 period on the sale of a former branch building in the 2006 period. Income from investments in real estate joint ventures and real estate operations, net increased by $119,000, or 22.1%, to $658,000 for the three months ended June 30, 2007, from $539,000 for the three months ended June 30, 2006. The income reported in this caption is dependent upon the operations of various properties and is subject to fluctuation. Other income increased by $751,000, or 16.5%, to $5.3 million for the twelve months ended June 30, 2007, from $4.6 million for the twelve months ended June 30, 2006. The 2006 period includes the $799,000 gain described above and also includes an impairment charge of $355,000 recognized on an investment that we considered to be other than temporarily impaired. The 2007 period includes a $514,000 gain regarding the transfer of the Company's former headquarters in Hackensack, NJ; an increase of $271,000 in income from investments in real estate joint ventures and real estate operations, net; $114,000 increase in income on bank-owned life insurance and a $218,000 increase in the "other" caption within other income. The increase in this caption was primarily due to float earnings on the oversubscription funds returned to subscribers.

Operating Expenses

Operating expenses decreased by $697,000, or 15.3%, to $3.9 million for the three months ended June 30, 2007, from $4.6 million for the three months ended June 30, 2006. The primary reason for the decrease pertained to compensation, payroll taxes and fringe benefits. Expenses in this category decreased by $947,000, or 27.1%, to $2.5 million for the three months ended June 30, 2007, from $3.5 million for the three months ended June 30, 2006. The 2006 expenses in this caption were higher due to costs associated with the Company's retirement plans, particularly the Company's defined benefit pension plan. The decreased retirement plan expenses were partially offset by normal increases in compensation. Operating expenses increased by $7.7 million, or 44.1%, to $25.2 million for the twelve months ended June 30, 2007, from $17.5 million for the twelve months ended June 30, 2006. The primary reason for the increase was the $9.1 million contribution to the OritaniSavingsBank Charitable Foundation. This contribution was executed in conjunction with the stock offering and was detailed in the Company's prospectus. Compensation, payroll taxes and fringe benefits decreased by $1.0 million, or 8.3%, to $11.2 million for the twelve months ended June 30, 2007, from $12.2 million for the twelve months ended June 30, 2006. These results were affected by the same factors described above for the three month period. Office occupancy and equipment expense decreased by $445,000, or 22.0%, to $1.6 million for the twelve months ended June 30, 2007, from $2.0 million for the twelve months ended June 30, 2006. This decrease was primarily due to decreased real estate tax expense, as well as smaller decreases in depreciation and maintenance expenses, and snow removal expenses. The decreased real estate tax expense was primarily due to successful appeals of assessed values.

Income Taxes

Income tax benefit of $2.7 million was recognized for the three months ended June 30, 2007. This compares to income tax expense of $1.4 million for the three months ended June 30, 2006 (against pre-tax income of $3.8 million). The benefit recognized in the 2007 period was due to the reversal of the valuation allowance related to the New Jersey State tax net operating loss carryforward described previously. For the twelve months ended June 30, 2007, income tax benefit of $1.7 million was recognized against pre-tax income of $9.4 million. The tax benefit was due to the $3.1 million valuation allowance reversal as well as a decreased effective tax rate. The contribution to OritaniSavingsBank Charitable Foundation resulted in a decrease in the effective tax rate for 2007. For the twelve months ended June 30, 2006, income tax expense of $4.8 million was recorded against pre-tax income of $13.3 million.

Balance Sheet Summary

Total assets increased $163.0 million, or 15.8%, to $1.19 billion at June 30, 2007, from $1.03 billion at June 30, 2006. The increase is primarily due to the increase in capital from the stock offering and increased borrowings.

The largest asset increase occurred in loans, net. Loans, net increased $115.5 million, or 18.0%, to $758.5 million at June 30, 2007, from $643.1 million at June 30, 2006. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations for the twelve months ended June 30, 2007 totaled $214.0 million and an additional $7.0 million of loans were purchased. The Company also continued the trend of redeploying most cash flows from the securities and MBS portfolios into loan originations. There were minimal asset purchases, and the combined securities and MBS portfolios decreased $19.0 million, or 6.0%, over the year.

The Company also experienced substantial growth in cash and cash equivalents (which includes fed funds and short term investments). This category increased $56.3 million to $63.5 million at June 30, 2007, from $7.3 million at June 30, 2006. The Company concentrated on loan originations. The majority of the remaining available funds of the Company were invested in fed funds and short term investments. As described under "interest income" and "net interest income," the Company has maintained high balances in this category primarily due to the inverted yield curve.

The Company's other assets increased substantially, to $17.3 million at June 30, 2007 from $8.8 million at June 30, 2006. The majority of this increase is due to the aforementioned reversal of a deferred tax asset tax valuation allowance.

Federal Home Loan Bank of New York ("FHLB-NY") stock increased $1.3 million, or 13.4%, to $10.6 million at June 30, 2007, from $9.4 million at June 30, 2006. Additional purchases of this stock were required due to additional advances obtained from FHLB-NY.

Office properties and equipment, net decreased $1.8 million, or 17.8%, to $8.4 million at June 30, 2007, from $10.2 million at June 30, 2006. This decrease is primarily due to the sale of the Company's former headquarters which decreased office properties and equipment, net by $1.5 million.

Deposits increased $7.1 million, or 1.0%, to $695.8 million at June 30, 2007, from $688.6 million at June 30, 2006. Deposit growth has been difficult, but results for the current fiscal year have reversed a recent trend of deposit erosion.

Borrowings increased $26.9 million, or 15.8%, to $196.7 million at June 30, 2007, from $169.8 million at June 30, 2006. The Company committed to various advances from the FHLB-NY over the period with terms considered to be favorable.

Stockholders' equity increased $122.4 million, or 81.5%, to $272.6 million at June 30, 2007, from $150.1 million at June 30, 2006. The net proceeds from the stock offering, after deductions for the unallocated stock held by the ESOP, were $112.3 million. The balance of the increase is primarily due to net income for the period.

About the Company

Oritani Financial Corp. is the holding company for Oritani Savings Bank, a savings bank offering a full range of retail and commercial loan and deposit products. The Bank currently operates its main office and 18 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                    Oritanti Financial Corp. and Subsidiaries
                       Township of Washington, New Jersey
                          Consolidated Balance Sheets
                        June 30, 2007 and June 30, 2006


                                                        June 30,        June 30,
                        Assets                            2007            2006
                                                        --------       ---------
                                                              (in thousands)
Cash on hand and in banks                             $    7,823     $     7,274
Federal funds sold and short term investments             55,703            ---
                                                       ---------       ---------
        Cash and cash equivalents                         63,526           7,274

Loans, net                                               758,542         643,064
Securities held to maturity, estimated market
  value of $5,347 and $13,186 at June 30, 2007
  and 2006, respectively                                   5,415          13,415
Securities available for sale, at market value            35,443          10,499
Mortgage-backed securities held to maturity,
  estimated market value of $210,505 and
  $262,323 at June 30, 2007 and 2006, respectively        217,406         274,695
Mortgage-backed securities available for sale,
  at market value                                         38,793          17,426
Bank Owned Life Insurance (at cash surrender value)       25,364          24,381
Federal Home Loan Bank of New York stock, at cost         10,619           9,367
Accrued interest receivable                                4,973           3,910
Investments in real estate joint ventures, net             6,200           6,233
Real estate held for investment                            2,492           2,223
Office properties and equipment, net                       8,361          10,171
Other assets                                              17,309           8,763
                                                       ---------       ---------
                                                      $1,194,443     $ 1,031,421
                                                       =========       =========
                        Liabilities
Deposits                                              $  695,757     $   688,646
Borrowings                                               196,661         169,780
Advance payments by borrowers for taxes and
  insurance                                                5,684           5,107
Accrued taxes payable                                      1,464             439
Official checks outstanding                                5,050           4,248
Other liabilities                                         17,257          13,065
                                                       ---------      ----------
    Total liabilities                                    921,873         881,285
                                                       ---------      ----------
                        Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000
  shares authorized-none issued or outstanding             ---             ---
Common stock, $0.01 par value; 80,000,000
  shares authorized; 40,552,162 issued and
  outstanding at June 30, 2007, and 1,000
  issued and outstanding at June 30, 2006                    130           ---
Additional paid-in capital                               127,710           ---
Unallocated common stock held by the employee
  stock ownership plan                                   (15,499)          ---
Retained income                                          161,300         150,266
Accumulated other comprehensive loss, net of tax          (1,071)          (130)
                                                       ---------      ----------
  Total stockholders' equity                             272,570         150,136
                                                       ---------      ----------
                                                      $1,194,443     $ 1,031,421
                                                       =========      ==========

                    Oritani Financial Corp. and Subsidiaries
                       Township of Washington, New Jersey
                     Consolidated Statements of Operations
              Three and Twelve Months Ended June 30, 2007 and 2006


                                                   Three months ended       Twelve months ended
                                                        June 30,                  June 30,
                                                  --------------------      ---------------------
                                                    2007        2006           2007        2006
                                                  --------    --------       -------      -------
Interest income:                                           (in thousands, except per share data)
  Interest on mortgage loans                     $  11,881    $  9,874      $ 44,278     $ 36,196
  Interest on securities held to maturity              275         227         1,073        1,026
  Interest on securities available for sale            312         136           868        1,087
  Interest on mortgage-backed securities
    held to maturity                                 2,181       2,740         9,475       11,926
  Interest on mortgage-backed securities
    available for sale                                 240         218           813          959
  Interest on federal funds sold and short
    term investments                                 1,609          10         6,842           82
                                                  --------     -------       -------      -------
        Total interest income                       16,498      13,205        63,349       51,276
                                                  --------     -------       -------      -------
Interest expense:
  Deposits and stock subscription proceeds           6,178       4,668        23,682       16,482
  Borrowings                                         2,310       1,700         9,147        7,040
                                                  --------     -------       -------      -------
        Total interest expense                       8,488       6,368        32,829       23,522
                                                  --------     -------       -------      -------
        Net interest income before provision
          for loan losses                            8,010       6,837        30,520       27,754
Provision for loan losses                              435         307         1,210        1,500
                                                  --------     -------       -------      -------
        Net interest income                          7,575       6,530        29,310       26,254
                                                  --------     -------       -------      -------
Other income:
  Service charges                                      325         272         1,119        1,043
  Real estate operations, net                          501         294         1,204        1,011
  Income from investments in real estate
    joint ventures                                     157         245         1,085        1,007
  Bank-owned life insurance                            255         233           983          870
  Net gain on sale of assets                           ---         799           514          799
  Net loss on the sale and write down
    of securities                                      ---         (35)          ---         (355)
  Other income                                         105          45           404          185
                                                  --------     -------       -------      -------
        Total other income                           1,343       1,853         5,309        4,560
                                                  --------     -------       -------      -------
Operating expenses:
  Compensation, payroll taxes and fringe benefits    2,546       3,493        11,213        12,233
  Advertising                                          136         (28)          511           394
  Office occupancy and equipment expense               441         425         1,575         2,020
  Data processing service fees                         256         262         1,030         1,085
  Federal insurance premiums                            25          22            93            93
  Telephone, Stationary, Postage and Supplies          109          87           398           391
  Insurance, Legal, Audit and Accounting               274         135           779           550
  Contribution to charitable foundation                ---         ---         9,110           ---
  Other expenses                                        78         166           540           759
                                                  --------     -------       -------      --------
        Total operating expenses                     3,865       4,562        25,249        17,525
                                                  --------     -------       -------      --------
        Income before income tax (benefit)
          expense                                    5,053       3,821         9,370        13,289
Income tax (benefit) expense                        (2,663)      1,417        (1,664)        4,827
                                                  --------     -------       -------      --------
        Net income                               $   7,716    $  2,404      $ 11,034     $   8,462
                                                  ========     =======       =======      ========
Basic income per common share                    $    0.20       n/a            n/a           n/a
                                                  --------     -------       -------      --------
